Exhibit 10.2
CIGNA EXECUTIVE SEVERANCE BENEFITS PLAN
(Amended and Restated Effective April 27, 2010)
ARTICLE 1
Definitions
The following are defined terms wherever they appear in this Plan.
1.1	“Accounting Firm” — a nationally recognized accounting firm designated by CIGNA pursuant to Section 3.6 of the Plan.

1.2	“Affiliate” — the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

1.3	“Basic Severance Pay” — the severance pay described in Section 3.2 of the Plan.
1.4	“Beneficial Owner” and “Beneficially Owned” — the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

1.5	“Board” — the Board of Directors of CIGNA Corporation or a successor.
1.6	“CIGNA” — CIGNA Corporation, a Delaware corporation, its subsidiaries, successors and predecessors.

1.7	“Change of Control” — any of the following:
(a)	A corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA Corporation having 25% or more of the combined voting power of CIGNA Corporation’s then outstanding securities; or
(b)	There is consummated a merger or consolidation of CIGNA Corporation or any direct or indirect subsidiary of CIGNA Corporation with any other corporation, other than:
(i)	a merger or consolidation immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or consolidation or the ultimate parent thereof, or
(ii)	a merger or consolidation effected to implement a recapitalization of CIGNA Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CIGNA Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from CIGNA Corporation or its Affiliates) representing 25% or more of the combined voting power of CIGNA Corporation’s then outstanding securities;

(c)	A change occurs in the composition of the Board at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence “Continuity Directors” shall mean those members of the Board who either: (1) were directors at the beginning of such consecutive 24-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CIGNA Corporation); or
(d)	The shareholders of CIGNA Corporation approve a plan of complete liquidation or dissolution of CIGNA Corporation or there is consummated an agreement for the sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation’s assets, other than a sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation’s assets immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of CIGNA Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CIGNA Corporation immediately following such transaction or series of transactions.
1.8	“Code” — the Internal Revenue Code of 1986, as amended.

1.9	“Committee” — the People Resources Committee of the Board, or a successor committee.
1.10	“Covered Executive” — any person employed by CIGNA in a role in Career Band 6 or 7 on, or at any time within two years after, the date a Change of Control occurs.
1.11	“Covered Senior Executive” — a Covered Executive who is also an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act on, or at any time within two years after, the date a Change of Control occurs.

1.12	“Excess Parachute Payments” — the meaning set forth in Code Section 280G.

1.13	“Exchange Act” — the Securities Exchange Act of 1934, as amended.
1.14	“Excise Tax” — any excise tax under Code Section 4999 for any Excess Parachute Payments and any similar tax.
1.15	“LTIP” — the CIGNA Long-Term Incentive Plan, amended and restated as of April 28, 2010, or any predecessor or successor plan.
1.16	“Parachute Payments” — the meaning set forth in Code Section 280G(b)(2).
1.17	“Participant” — an employee of CIGNA who meets the eligibility requirements in Article 2.

1.18	“Person” — the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) CIGNA Corporation or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of CIGNA Corporation or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of CIGNA Corporation in substantially the same proportions as their ownership of stock of CIGNA Corporation.
1.19	“Plan” — the CIGNA Executive Severance Benefits Plan (Amended and Restated Effective April 27, 2010), as it may be amended from time to time.

1.20	“Separated Participant” — a Participant who has had a Separation upon a Change of Control.

1.21	“Separation Date” — the date of a Participant’s Separation from Service.
1.22	“Separation for Cause” — a Separation from Service initiated by CIGNA on account of the conviction of an employee of a felony involving fraud or dishonesty directed against the Company.
1.23	“Separation from Service” — a Participant’s death, retirement or other termination of employment, from the Participant’s employer or service recipient within the meaning of Treasury Regulation Section 1.409A-1(h). For this purpose, the level of reasonably anticipated, permanently reduced, bona fide services that will be treated as a Separation from Service is 30%. Generally, a Participant’s Separation from Service occurs when the Participant’s level of services to CIGNA Corporation and its affiliates is reduced by 70% or more.
1.24	“Separation upon a Change of Control” — a Separation from Service within two (2) years following a Change of Control (a) initiated by CIGNA or a successor, other than a Separation for Cause, or (b) initiated by the Participant after determining in the Participant’s reasonable judgment that there has been a material reduction in the Participant’s authority, duties or responsibilities, any reduction in the Participant’s compensation, or any changes caused by CIGNA or successor in the Participant’s principle office location of more than thirty-five (35) miles from its location on the date of the Change of Control. Participant shall have notified the Executive Vice President — Human Resources and Services or the Chief Executive Officer in writing that he or she has experienced such a reduction or change, and shall describe the event that he or she believes constitutes such a reduction or change. The written notice and explanation must be delivered within 30 calendar days after such reduction or change and at least 30 days before separation. CIGNA shall have 30 days following receipt of the written notification to remedy the conditions causing the event before Participant may have a Separation upon a Change of Control under Section 1.24(b).
1.25	“Supplemental Severance Pay” — the severance pay described in Section 3.3 of the Plan.
1.26	“Subsidiary” — a corporation (or a partnership, joint venture or other unincorporated entity) of which more than 50% of the combined voting power of all classes of stock entitled to vote (or more than 50% of the capital, equity or profits interest) is owned directly or indirectly by CIGNA Corporation; provided that such corporation (or other entity) is included in CIGNA Corporation’s consolidated financial statements under generally accepted accounting principles.

1.27	“Total Payments” — the sum of all payments to be made to a Participant under this Plan or under any other plan, arrangement or agreement resulting from or relating in any way to a Change of Control.
ARTICLE 2
Eligibility
2.1	Covered Executives. Subject to the limits in Section 2.2, any person who is a Covered Executive on the date immediately preceding his or her Separation Date shall be eligible for benefits under this Plan. Any person who is a Covered Executive on the date of a Change of Control shall remain a Covered Executive for the two-year period beginning on the date of the Change of Control.
A Covered Executive who has any outstanding grants or awards under the LTIP as of April 27, 2010 will be eligible for the benefits described in Article 3 only if he or she agrees to the application of the limitation on payments provisions under Section 3.6 of this Plan to such LTIP grants and awards.
2.2	Coordination of Benefits. A Covered Executive who is party to an individual agreement with CIGNA that provides severance benefits and who qualifies for severance benefits under both the agreement and this Plan shall receive the greater of the severance benefits provided under the agreement or this Plan, but not both.
ARTICLE 3
Benefits
3.1	Separation Upon a Change of Control. CIGNA shall pay severance pay and other payments and benefits to a Separated Participant in accordance with the provisions of this Article 3.
3.2	Basic Severance Pay. A Separated Participant’s Basic Severance Pay shall be calculated and paid as follows:
(a)	Basic Severance Pay shall equal the Separated Participant’s base salary rate, stated in weekly terms, multiplied by 156 weeks for Covered Senior Executives and 104 weeks for all other Covered Executives. The “base salary rate” shall be the Separated Participant’s base salary rate immediately before the Separation Date or on the date of the Change of Control, whichever rate is higher.
(b)	CIGNA shall pay Basic Severance Pay to a Separated Participant in a single lump sum, less applicable withholding, in the seventh (7th) calendar month following the Separation Date.

3.3	Supplemental Severance Pay.
(a)	A Separated Participant’s Supplemental Severance Pay shall be the product of the Base Amount described in paragraph 3.3(b) and the applicable Multiplier described in paragraph 3.3(c).
(b) The Base Amount shall be the higher of:
(1)	the last incentive compensation payment under the CIGNA Management Incentive Plan or the CIGNA Executive Incentive Plan actually received by the Separated Participant; or
(2)	the amount of the Target Award that was applicable to the Separated Participant immediately preceding the Change of Control. “Target Award” means the target bonus award established by the Board or Committee or EVP, Human Resources and Services for determining appropriate levels of incentive compensation payments under the CIGNA Management Incentive Plan.
(c)	The Multiplier shall be:
(1)	300% for Covered Senior Executives; and

(2)	200% for all other Covered Executives.
(d)	CIGNA shall pay Supplemental Severance Pay to a Separated Participant in a single lump sum, less applicable withholding, in the seventh (7th) calendar month following the Separation Date.
3.4	Outplacement. During the six-month period beginning on a Participant’s Separation Date, CIGNA will provide the Separated Participant with reasonable outplacement services.
3.5	Post-Separation Insurance Coverage. CIGNA shall provide a Separated Participant with continued Basic Life Insurance Plan coverage at CIGNA’s expense for the 12-month period starting on the first day of the month following Participant’s Separation Date.
3.6	Limitation on Payments.
(a)	Notwithstanding any other provision of this Plan, if the Accounting Firm determines that all or part of the Total Payments to be made to a Participant would, but for this Section 3.6, be subject to the Excise Tax, then the amount of Total Payments payable to the Participant will be either (i) delivered in full or (ii) reduced (but not below zero) by the minimum amount necessary so that no such payments will be subject to the Excise Tax; whichever, after taking into account all applicable taxes (including any Excise Tax), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Total Payments may be subject to the Excise Tax.

(b)	The Accounting Firm shall make all determinations required under this Section 3.6, including whether and when any payments would be subject to the Excise Tax, the amount of any payments subject to the Excise Tax, whether the Total Payments should be reduced and the amount of the reduction pursuant Section 3.6(a). For purposes of making these calculations, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of the Code.
(c)	If the determination made pursuant to Section 3.6(a) results in a reduction of a Participant’s Total Payments, then the reduction shall be applied to payments that constitute Parachute Payments in the following order and shall be implemented in a manner consistent with the requirements of Code Section 409A:
(1)	to Strategic Performance Unit or Share awards under LTIP (beginning with awards for the latest performance period and working backward);
(2)	to Basic and Supplemental Severance Pay under this Plan;
(3)	by cancellation of equity-based awards the grant of which is considered “contingent” upon the Change in Control with the meaning of Code Section 280G (if applicable);
(4)	by cancellation of accelerated vesting of other equity-based awards (if applicable);
(5)	by reduction of all other payments, if any; and
(6)	by reduction of employee benefits.
If the grant or acceleration of vesting of equity-based awards is to be cancelled, such cancellation shall first be applied to awards for which the exercise or purchase price exceeds the fair market value of the underlying shares at the time of the Change in Control, if any, and then to the remaining awards. In each case, cancellation shall be applied based on the reverse order of the date of grant of the applicable awards.
(d)	The fact that the limitations contained in this Section 3.6 reduce a Participant’s right to payments or benefits will not of itself limit or otherwise affect any other rights of the Participant under this Plan or any other agreement or arrangement. Nothing in this Section 3.6 shall require CIGNA to be responsible for, or have any liability or obligation with respect to, a Participant’s Excise Tax liabilities.
(e)	If the amount of the Total Payments to a Participant is reduced under Section 3.6(a) and the Internal Revenue Service (“IRS”) nonetheless determines that a Participant is liable for the Excise Tax as a result of the receipt of any portion of the Total Payments, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of such amounts equal to the “Repayment Amount”. For this purposes the Repayment Amount will be the smallest such amount as shall be required to be paid to the Company so that none of the remaining Total Payments is subject to the Excise Tax.

ARTICLE 4
Miscellaneous
4.1	Amendment; Termination. This Plan may be amended, modified or terminated by the Board or Committee, in the sole and absolute discretion of either, at any time, prior to 6 months before a Change of Control. For the period beginning 6 months before and ending two years following a Change of Control, no amendment, modification or termination that would adversely affect a Covered Executive in any manner may be made without the express written consent of that Covered Executive.
4.2	Compliance with Code Section 409A. It is intended that the Plan comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted. The Board or Committee may make any changes required to conform the Plan with applicable Code provisions and regulations relating to deferral of compensation under Code Section 409A.
4.3	Interpretation. All statutory or regulatory references in this Plan shall include successor provisions.
4.4	Claims Procedure.
(a)	Filing a Claim for Benefits. This paragraph 4.4(a) shall apply to any claim for a benefit under the Plan. A Separated Participant or beneficiary or an authorized representative of a Participant or beneficiary (“Claimant”) shall notify the Administrator or its delegate of a claim for benefits under the Plan. Such request may be in any form adequate to give reasonable notice to the Administrator or its delegate and shall set forth the basis of such claim and shall authorize the Administrator or its delegate to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Claimant may be entitled under the Plan. The Administrator shall make all determinations as to the right of any person to a benefit under the Plan.
If the Administrator requires more than 90 days to process a claim because of special circumstances, an extension may be obtained by notifying the Claimant within 90 days of the date the claim was submitted that a decision on the claim will be delayed, what circumstances have caused the delay, and when a decision can be expected. The extension period shall not exceed an additional 90 days; provided, however, that in the event the Claimant fails to submit information necessary to decide a claim, such period shall be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(b)	Denial of Claim. If the Administrator denies in whole or in part any claim for benefits under the Plan by any Claimant, the Administrator shall, within a reasonable period, furnish the Claimant with written or electronic notice of the denial. The notice of the denial shall set forth, in a manner calculated to be understood by the Claimant:
(1)	The specific reason or reasons for the denial;
(2)	Specific reference to the pertinent Plan provisions on which the denial is based;
(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4)	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), following an adverse benefit determination on review.
(c)	Appeals Procedure. This paragraph 4.4(c) shall apply to all appeals of denied claims under the Plan. A Claimant may request a review of a denied claim. Such request shall be made in writing and shall be presented to the Administrator not more than 60 days after receipt by the Claimant of written or electronic notice of the denial of the claim. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Claimant shall also have the opportunity to submit comments, documents, records, and other information relating to the claim for benefits, and the Administrator shall take into account all such information submitted without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall make its decision on review not later than 60 days after receipt of the Claimant’s request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review; provided, however, in the event the Claimant fails to submit information necessary to make a benefit determination on review, such period shall be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall also include (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant to the Claimant’s claim for benefits; and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(d)	The Plan’s claims procedure shall be administered in accordance with the applicable regulations of the U.S. Department of Labor. For purposes of this Section 4.4, the Administrator shall be a person or group of persons appointed by the senior human resources officer of CIGNA Corporation. The Administrator shall have the authority to make rules and regulations for the Plan, interpret its terms and resolve appeals and disputes. The Administrator has the sole discretion to determine whether any Separated Participant is eligible for benefits and the amount of any such benefits, as well as to interpret any Plan provisions, including ambiguous and disputed terms. The Administrator’s determinations and interpretations, including determinations of fact, shall be final and binding on all parties.
(e)	A Claimant shall have no right to bring any action in any court regarding a claim for benefits under the Plan prior to the Claimant’s filing a claim for benefits and exhausting the Claimant’s rights to review under this Section 4.4 in accordance with the time frames set forth herein.
4.5	Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.
4.6 Effective Date. This Plan shall be effective April 27, 2010.